EXHIBIT 10.1

July 20, 2009

Ray Brunner

President and Chief Executive Officer

Design Within Reach, Inc.

225 Bush Street, 20th Floor

San Francisco, California 94104

Glenn J. Krevlin

Glenhill Special Opportunities Master Fund LLC

598 Madison Avenue, 12th Floor

New York, New York 10022

Re:	Securities Purchase Agreement

Ladies and Gentlemen:

This letter is to confirm our mutual agreements with regard to an extension to the “Exclusivity” provisions of that certain Summary of Terms of Proposed Private Placement (the “Term Sheet”), dated as of May 26, 2009, by and between Design Within Reach, Inc. (the “Company”) and Glenhill Special Opportunities Master Fund LLC (“Glenhill”). The “Exclusivity” provision of the Term Sheet currently provides that, among other things, until that date which is forty-five (45) days after the execution of the Term Sheet (the “Exclusivity Period”) the Company will not solicit or encourage any offers, engage in any discussions (other than to inform any initiating party (an “Initiating Party”) that it is subject to the “Exclusivity” provision) or enter into any agreements or commitments with respect to any financing or the purchase of, or the sale or transfer or issuance (whether by merger, consolidation or otherwise) of, (i) any shares of capital stock of the Company or another entity organized by affiliates of the Company or any securities convertible into or exchangeable for any such capital stock for the primary purpose of raising capital or (ii) all or substantially all of the assets of the Company. In the event the Company receives a bona fide offer which it deems superior to the terms in the Term Sheet (a “Superior Offer”), Glenhill has the right of first refusal to enter into an agreement with the Company upon the terms and conditions set forth in the Superior Offer.

The parties have entered into a Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 20, 2009, by and between the Company and Glenhill. The parties have agreed that, in order to provide additional time for the parties to consummate the transactions contemplated by the Purchase Agreement, the Exclusivity Period should be extended until August 15, 2009. As such, notwithstanding anything to the contrary in the Term Sheet, by signing below, the Company and Glenhill agree that the Exclusivity Period is hereby extended until August 15, 2009. Except as set forth in this letter, the terms and provisions of the Term Sheet shall remain unchanged and in full force and effect.

In connection with this letter agreement, the parties further agree that in the event that the Company (i) receives a Superior Offer during the Exclusivity Period; (ii) does not close the transactions contemplated by the Purchase Agreement after satisfaction of the conditions to closing set forth in Section 2.3(a) of the Purchase Agreement; (iii) enters into an agreement or commitment regarding such Superior Offer during the Exclusivity Period with the Initiating Party; and (iv) the transactions contemplated by such Superior Offer are subsequently consummated with the Initiating Party, then the Company shall promptly upon the closing of such transaction pay to Glenhill $500,000 through the wire transfer of immediately available funds to an account specified by Glenhill.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto. Nothing in this letter agreement, express or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this letter agreement, except as expressly provided in this letter agreement. This letter agreement shall be construed under and shall be governed by the internal laws of the State of New York applicable to contracts and agreements made and to be performed solely within the State of New York. The parties hereto shall have the right to enforce this letter agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that such party may have for a breach of this letter agreement.

If any party to this letter agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this letter agreement, the losing party shall pay to the prevailing party reasonable attorneys’ fees and costs incurred in bringing such suit and/or enforcing any judgment granted therein. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.

Any term of this letter agreement may be amended and the observance of any term of this letter agreement may be waived, only with the written consent of each of the parties hereto.

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IN WITNESS WHEREOF, each of the parties has executed this letter agreement as of the date first above written.

DESIGN WITHIN REACH, INC.

By:	/s/ Ray Brunner
Name:	Ray Brunner
Title:	President and Chief Executive Officer

GLENHILL SPECIAL OPPORTUNITIES MASTER FUND LLC

By:	/s/ Glenn J. Krevlin
Name:	Glenn J. Krevlin
Title:	Managing Member